Exhibit 4.1

RESTATED

Certificate of Designation
Preferred Stock Class:
Series B
SPORTSQUEST, INC.

Pursuant to Title 8, Section 242 of the Delaware State Code

SPORTSQUEST, INC, a corporation organized and existing under the General Corporation Law of the State of Delaware, (the "Company").

DOES HEREBY CERTIFY:

That, the Board of Directors of the Company (the "Board of Directors" or the "Board"), pursuant to the authority of the Board of Directors as required by the Delaware Revised Statutes, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes the creation of preferred shares in the Company authorized at 1,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences , privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series consists of one million (1,000,000) shares of Preferred Stock and is the Series B Preferred Stock (the 'Series B Preferred Stock").

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

a.	"Common Stock" means the common stock of the Company, par value $0.001 per share, together with any securities into which the common stock may be reclassified.

b.	"Corporation" means the collective reference to the Company and its successors in interest.

c.	"Holder" shall mean the holder or owner of shares or his/her designee or assigns.

d.	"Securities Exchange" means any one of the New York Stock Exchange, NYSE, AMEX, NASDAQ, OTC Bulletin Board, OTM Markets or any other securities exchange or recognized quotation service in the United States where the Corporation's Common Stock may be traded.

e.	"Series B Preferred Stock" shall mean the four million five hundred thousand (4,500,000) shares of Series B Preferred Stock authorized for issuance pursuant to the Certificate of Designation.

f.	"Trading Day" shall mean any day on which the Common Stock is traded for any period on the Securities Exchange or other securities market on which the Common Stock is then being traded.

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III. DIVIDENDS

The Holder of Series B Preferred Stock will not be entitled to receive dividends of any kind when, and if, declared by the Board of Directors at their sole discretion.

IV. CONVERSION

a.	The Holder of the Series B Preferred Stock shall have the right, from time to time, to convert shares of the Series B Preferred Stock at the conversion ratio of one hundred (100) shares of Common Stock for each single (1) share of Series B Preferred Stock. Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ration herein prior to the reverse split. The conversion rate of the Series B Preferred Stock would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

b.	If at any time or times after the issuance of Series B Preferred Stock to the Holder, the Company proposes for any reason to register any shares of its Common Stock for public sale under the Securities Act of 1933, as amended (whether in connection with a public offering of securities by the Company, a secondary offering of securities by stockholders of the Company, or both), the Company will promptly give written notice thereof to the Holder, such notice to include a brief description of the proposed registration and offering including the total proposed size, other anticipated selling shareholders, identity of the underwriter (if any), and anticipated range of offering prices. Within ten (10) days after receipt of such notice, the Holder may elect in writing to include a portion of his Series B Preferred Stock converted into the Company's Common Shares (including all vested options to purchase shares) for sale and registration in such proposed offering, in which case the Company will effect the registration under the Securities Act of 1933 of all such shares (and options) requested by the Holder up to the total number of the Holder's shares (including options). The Company shall not be required to include any shares of the Holder unless the Holder accepts the standard and customary terms of the underwriting as reasonably agreed upon by the Company and the managing underwriter(s) for such offering. The Company will bear all costs associated with the inclusion of the Holder's shares in any offering.

V.LIQUIDATION PREFERENCE

The Series B Preferred Stock shall have liquidation rights with respect to liquidation preference upon the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary equal to the number of shares of Common Stock as if all Series B Preferred Shares remaining issued and outstanding were converted to Common Stock.

VI. VOTING RIGHTS

Each share of Series B Preferred Stock shall have one hundred (100) votes for any election or other vote placed before the shareholders of the Company.

VII. MISCELLANEOUS

a. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (without and bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

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b. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holder of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holder thereof) upon the written consent of the Holder.

c. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission or by confirmed email transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile or email transmission, in each case addressed to party.

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SPORTSQUEST, INC

ACTION BY WRITTEN CONSENT OF SHAREHOLDERS OF SPORTSQUEST, INC.
IN LIEU OF SPECIAL MEETING

WHEREAS, pursuant to the applicable statutes and Bylaws of this Corporation, it is deemed desirable and in the best interests of this Corporation that the following actions be taken by the Shareholders or this Corporation pursuant to this Written Consent:

NOW, THEREFOR BE IT RESOLVED that the undersigned Shareholders of this Corporation hereby consent to, approve and adopt the following:

CREATION OF SERIES B PREFERRED STOCK

WHEREAS, the Shareholders deem it in the best interest of the Corporation to create Series B Preferred Shares in the amount of 1,000,000 shares with a Certificate of Designation of the Series B Preferred Stock Pursuant to Title 8 Section 242 of the Delaware State Code to improve the capitalization of the Corporation, and

WHEREAS, in accordance with the Delaware Corporations Code and the Corporation's Bylaws, the Corporation may create the Certificate of Designations of the Series B Preferred Stock by the written consent of its Shareholders, and

WHEREAS, Mr. Zoran Cvetojevic has served as the Chief Executive Officer of the Corporation with no compensation, and the Shareholders deem it in the best interest of the Corporation to issue the Series B Preferred Shares in exchange for the services rendered.

NOW, THEREFORE, BE IT

RESOLVED, by written consent of the Shareholders, that pursuant to the provisions of the Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time) which authorizes the creation of preferred shares, the Corporation shall create one million (1,000,000) shares of Series B Preferred Stock, par value $0.001 per share (the "Preferred Stock")), and the authority to create said shares is hereby vested in the Board. The rights of the Series B Preferred Stock may be, and hereby are as stated in the attached Certificate of Designation, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in that Certificate of Designation.

RESOLVED, by written consent of the Shareholders, that the Preferred Stock shall be issued, one million (1,000,000) shares to Zoran Cvetojevic as compensation for services as the temporary Chief Executive Officer.

GENERAL RESOLUTIONS

RESOLVED, that any officer of the Corporation is hereby authorized and directed to take or cause to be taken all such further actions, to cause to be executed and delivered all such further agreements, documents, amendments, requests, reports, certificates, and other instruments, in the name and on behalf of the Corporation, and to take all such further action, as such officer executing the same in his or her discretion may consider necessary or appropriate, in order to carry out the intent and purposes of the foregoing resolutions;

FURTHER RESOLVED, that this Consent shall have the same force and effect as a majority vote cast at a special meeting of the Shareholders, duly called, noticed, convened and held in accordance with the law, the Articles of Incorporation, and the Bylaws of the Corporation.

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This written consent shall be filed in the Minute Book of this Corporation and become part of the records of this Corporation. This written consent may be signed in counterpart and by fax.

Dated: December 12, 2022

SHAREHOLDERS:

Zoran Cvetojevic

/s/ Zoran Cvetojevic

Numb of Shares: 1,2000,000 Series A Preferred, 75% of the voting rights

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